================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                             TLC VISION CORPORATION
                         ------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                    872549100
                              -------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2006
                         ------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [_]  Rule 13d-1(b)
              [X]  Rule 13d-1(c)
              [_]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 2 of 8
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person:

        KENSICO CAPITAL MANAGEMENT CORPORATION

        I.R.S. Identification Nos. of Above Persons (entities only)

        13-4079277
--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group:
                                                                (a)   [_]
                                                                (b)   [_]
--------------------------------------------------------------------------------
3       SEC Use Only


--------------------------------------------------------------------------------
4       Citizenship or Place of Organization:

        Delaware
--------------------------------------------------------------------------------
                                     5       Sole Voting Power
             Number of
                                             4,343,350
               Shares                -------------------------------------------
                                     6       Shared Voting Power
            Beneficially
                                             -0-
             Owned by                -------------------------------------------
                                     7       Sole Dispositive Power
               Each
                                             4,343,350
          Reporting Person           -------------------------------------------
                                     8       Shared Dispositive Power
               With
                                             -0-
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,343,350
--------------------------------------------------------------------------------
10      Check Box If the Aggregate Amount in Row (9) Excludes
        Certain Shares:
                                                                      [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9):

        6.3%
--------------------------------------------------------------------------------
12      Type of Reporting Person:

        CO
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 3 of 8
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person:

        MICHAEL LOWENSTEIN

        I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group:
                                                                (a)   [_]
                                                                (b)   [_]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization:

        United States of America
--------------------------------------------------------------------------------
                                     5       Sole Voting Power
             Number of
                                             4,343,350
               Shares                -------------------------------------------
                                     6       Shared Voting Power
            Beneficially
                                             -0-
             Owned by                -------------------------------------------
                                     7       Sole Dispositive Power
               Each
                                             4,343,350
          Reporting Person           -------------------------------------------
                                     8       Shared Dispositive Power
               With
                                             -0-
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,343,350
--------------------------------------------------------------------------------
10      Check Box If the Aggregate Amount in Row (9) Excludes
        Certain Shares:
                                                                      [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9):

        6.3%
--------------------------------------------------------------------------------
12      Type of Reporting Person:

        IN; HC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 4 of 8
-----------------------                                  ----------------------

--------------------------------------------------------------------------------
1       Name of Reporting Person:

        THOMAS J. COLEMAN

        I.R.S. Identification Nos. of Above Persons (entities only)

--------------------------------------------------------------------------------
2       Check the Appropriate Box if a Member of a Group:
                                                                (a)   [_]
                                                                (b)   [_]
--------------------------------------------------------------------------------
3       SEC Use Only

--------------------------------------------------------------------------------
4       Citizenship or Place of Organization:

        United States of America
--------------------------------------------------------------------------------
                                     5       Sole Voting Power
             Number of
                                             4,343,350
               Shares                -------------------------------------------
                                     6       Shared Voting Power
            Beneficially
                                             -0-
             Owned by                -------------------------------------------
                                     7       Sole Dispositive Power
               Each
                                             4,343,350
          Reporting Person           -------------------------------------------
                                     8       Shared Dispositive Power
               With
                                             -0-
--------------------------------------------------------------------------------
9       Aggregate Amount Beneficially Owned by Each Reporting Person:

        4,343,350
--------------------------------------------------------------------------------
10      Check Box If the Aggregate Amount in Row (9) Excludes
        Certain Shares:
                                                                      [_]
--------------------------------------------------------------------------------
11      Percent of Class Represented by Amount in Row (9):

        6.3%
--------------------------------------------------------------------------------
12      Type of Reporting Person:

        IN; HC
--------------------------------------------------------------------------------

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 5 of 8
-----------------------                                  ----------------------


Item 1(a).    NAME OF ISSUER:

              TLC Vision Corporation (the "Company")

Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              5280 Solar Drive, Suite 300
              Mississauga, Ontario, Canada

Item 2(a).    NAME OF PERSONS FILING:

              The Statement is filed on behalf of each of the following persons (collectively, the "Reporting Persons"):

              i) Kensico Capital Management Company ("Kensico Capital Management");

              ii)   Michael Lowenstein ("Mr. Lowenstein"); and

              iii)  Thomas J. Coleman ("Mr. Coleman").

              This statement relates to shares of Common Stock of the Company held for the accounts of Kensico Partners, L.P., a Delaware limited partnership ("Kensico Partners"), Kensico Associates, L.P., a Delaware limited partnership ("Kensico Associates"), and Kensico Offshore Fund, Ltd., a limited liability company organized under the laws of the Cayman Islands, B.W.I. ("Kensico Offshore" and, together with Kensico Partners and Kensico Associates, the "Funds"). Kensico Capital Management serves as investment manager to the Funds and, in such capacity, may be deemed to have voting and dispositive power over the shares held for the accounts of the Funds. Kensico Capital LLC, a Delaware limited liability company ("Kensico Capital"), serves as General Partner of the Funds, other than Kensico Offshore. Mr. Lowenstein and Mr. Coleman serve as Co-Presidents of Kensico Capital Management and are Managing Members of Kensico Capital.

Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              For each Reporting Person:

              Michael Lowenstein
              Kensico Capital Management Corporation
              55 Railroad Avenue, 2nd Floor
              Greenwich, Connecticut 06830

Item 2(c).    CITIZENSHIP:

              See row 4 of each Reporting Persons' cover page.

Item 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 6 of 8
-----------------------                                  ----------------------


Item 2(e).    CUSIP NUMBER:

              872549100

Item 3.       Not applicable.

Item 4.       OWNERSHIP.

              For each Reporting Person:

              (a)   Amount beneficially owned:

              As of December 31, 2006, each of Kensico Capital Management, Mr. Lowenstein and Mr. Coleman may be deemed to be the beneficial owner of the 4,343,350 shares of Common Stock held for the accounts of the Funds. Kensico Partners owns beneficially 1,092,732 shares of Common Stock, Kensico Associates owns beneficially 1,489,565 shares of Common Stock and Kensico Offshore owns beneficially 1,761,053 shares of Common Stock.

              (b)   Percent of class:

                    6.3% of the total outstanding shares of Common Stock, from which Kensico Partners, Kensico Associates and Kensico Offshore own 1.6%, 2.2% and 2.5%, respectively. This percentage is based upon 69,019,000 shares of Common Stock issued and outstanding (the number of shares of Common Stock reported in the Company's Form 10-Q filed November 9,
                    2006).

              (c)   Number of shares to which each Reporting Person has:

                    (i)    Sole power to vote or direct the vote: 4,343,350

                    (ii)   Shared power to vote or direct the vote: -0-

                    (iii)  Sole power to dispose or to direct the
                           disposition of: 4,343,350

                    (iv) Shared power to dispose of or direct the disposition of: -0-

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable.

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              (i) The partners of Kensico Partners have the right to participate in the receipt of dividends from, the proceeds from the sale of, the shares held by Kensico Partners in accordance with their partnership interests in Kensico Partners.

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 7 of 8
-----------------------                                  ----------------------


              ii) The partners of Kensico Associates have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares held by Kensico Associates in accordance with the partnership of Kensico Associates.

              iii) The shareholders of Kensico Offshore have the right to participate in the receipt of dividends from, or proceeds from the sale of, the shares held by Kensico Offshore in accordance with their ownership interests of Kensico Offshore.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY.

              Not Applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

              Not Applicable.

Item 9.       NOTICE OF DISSOLUTION OF A GROUP.

              Not Applicable.

Item 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  ----------------------
CUSIP No. 872549100               SCHEDULE 13G                      Page 8 of 8
-----------------------                                  ----------------------


                                   SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 14, 2007


                                  KENSICO CAPITAL MANAGEMENT CORPORATION


                                  BY:     /s/ Michael Lowenstein
                                  ----------------------------------------
                                                  Signature


                                  Michael Lowenstein, Authorized Signatory
                                  ----------------------------------------
                                                  Name/Title



                                  MICHAEL LOWENSTEIN


                                          /s/ Michael Lowenstein
                                  ----------------------------------------
                                                  Signature



                                  THOMAS J. COLEMAN


                                           /s/ Thomas J. Coleman
                                  ----------------------------------------
                                                  Signature